April 11, 2006

The Tube Media Corp.
1451 W. Cypress Creek Road
Suite 300
Fort Lauderdale, FL 33309

Re: Promissory Note in the amount of $150,000 from Robert Alan Kast (“Lender”) to AGU Entertainment Corp. (the “Borrower”), dated October 1, 2004, as amended (the “Note”)

Dear David:

This letter, when fully signed and delivered, will confirm the understandings between Lender and Borrower relating to the Note, and shall modify the Note on the terms set forth herein.

For and in consideration of the sum of TEN ($10.00) DOLLARS, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1.     Lender hereby agrees that the Maturity Date under the Note shall be extended to such time as a closing by the Company of any financing in excess of $2,000,000 is completed, upon which time all principal and interest shall be due in full. Lender specifically acknowledges that he will not receive any payment from proceeds derived from an up to $5,000,000 financing, the closing of which is set to occur on or about April 12, 2006 with Nite Capital L.P. and other participating investors.

2.     Except as herein provided, all provisions of the Note are hereby ratified and re-affirmed, and shall be and remain fully enforceable in accordance with their terms.

3.     Lender hereby waives any and all past defaults; provided, however, that Lender is not waiving its rights to receive default interest and penalties..

4.     No other documentation shall be necessary to effectuate this Modification.

Please call me immediately should you have any questions or comments. Thank you.

Very truly yours,
/s/ Robert Alan Kast

Robert Alan Kast

ACKNOWLEDGED AND AGREED
this 16 day of April, 2006, by:

BORROWERS:

The Tube Media Corp.

By:	/s/ John W. Poling, CFO